Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: May 6, 2026

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2026 Third Quarter Results
•Sales of $593 million increased 22 percent and 19 percent on a reported and organic basis, respectively
•Operating income of $79 million and adjusted operating income of $82 million, up 80 percent and 64 percent, respectively
•Earnings per diluted share (EPS) of $0.75 and adjusted EPS of $0.77, up 85 percent and 65 percent, respectively
•Company raises annual sales and adjusted EPS Outlook

PITTSBURGH, (May 6, 2026) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2026 third quarter ended March 31, 2026.
“Our third quarter results exceeded the high end of our sales and adjusted EPS Outlook, primarily due to the unprecedented rise in tungsten pricing and stronger volume,” said Sanjay Chowbey, President and CEO.
Chowbey added: “Our team is advancing volume momentum from improving end markets, pursuing share gains through growth initiatives, and executing on opportunities in a dynamic tungsten market. Additionally, we are actively managing our tungsten supply chain and executing our strategy to drive long-term shareholder value.”

Fiscal 2026 Third Quarter Financial Highlights
Sales of $593 million increased 22 percent from $486 million in the prior year quarter, reflecting organic sales growth of 19 percent and a favorable currency exchange effect of 5 percent, partially offset by a divestiture effect of 2 percent.
Operating income was $79 million, or 13.4 percent margin, compared to $44 million, or 9.1 percent margin, in the prior year quarter. The increase in operating income was driven by the favorable timing of pricing compared to raw material costs of approximately $39 million within the Infrastructure segment, pricing and tariff surcharges within the Metal Cutting segment, higher sales and production volumes, incremental year-over-year restructuring savings of approximately $7 million, favorable foreign currency exchange of approximately $4 million and a decrease in restructuring and related charges of approximately $3 million. These factors were partially offset by higher compensation costs, tariffs and general inflation, the net effect of approximately $8 million from a normalized advanced manufacturing production credit under the Inflation Reduction Act in the current quarter within the Infrastructure segment, and higher raw material costs in the Metal Cutting segment. Adjusted operating income was $82 million, or 13.8 percent margin, in the current quarter, compared to $50 million, or 10.3 percent margin, in the prior year quarter.

Year-to-date net cash flow from operating activities was $70 million compared to $130 million in the prior year period. The change in net cash flow from operating activities was driven primarily by working capital changes including an increase in inventory largely due to the unprecedented rise in tungsten prices, partially offset by higher net income in the current year period. Year-to-date free operating cash flow (FOCF) was $18 million compared to $63 million in the prior year period. The decrease in FOCF was driven primarily by working capital changes including an increase in inventory, partially offset by higher net income and lower net capital expenditures in the current year period.

Outlook
The Company’s expectations for sales and adjusted EPS for the full fiscal year 2026 are as follows:
•Sales expected to be $2.33 - $2.35 billion
•Adjusted EPS is expected to be $3.75 - $4.00
The Company will provide more details regarding its Outlook during its quarterly earnings conference call.

Segment Results
Metal Cutting sales of $358 million increased 18 percent from $304 million in the prior year quarter, reflecting organic sales growth of 12 percent and a favorable currency exchange effect of 6 percent. Operating income was $38 million, or 10.7 percent margin, compared to $25 million, or 8.2 percent margin, in the prior year quarter. The increase in operating income was driven by pricing and tariff surcharges, higher sales and production volumes, incremental year-over-year restructuring savings of approximately $5 million, favorable foreign currency exchange of approximately $3 million and a decrease in restructuring and related charges of approximately $2 million. These factors were partially offset by higher compensation costs, tariffs and general inflation and higher raw material costs. Adjusted operating income was $40 million, or 11.2 percent margin, in the current quarter, compared to $29 million, or 9.6 percent margin, in the prior year quarter.
Infrastructure sales of $235 million increased 29 percent from $182 million in the prior year quarter, reflecting organic sales growth of 30 percent and a favorable currency exchange effect of 4 percent, partially offset by a divestiture effect of 5 percent. Operating income was $42 million, or 18.1 percent margin, compared to $19 million, or 10.7 percent margin, in the prior year quarter. The increase in operating income was driven by the favorable timing of pricing compared to raw material costs of approximately $39 million and incremental year-over-year restructuring savings of approximately $2 million. These factors were partially offset by the net effect of approximately $8 million from a normalized advanced manufacturing production credit under the Inflation Reduction Act in the current quarter, higher compensation costs and general inflation. Adjusted operating income was $43 million, or 18.3 percent margin, in the current quarter, compared to $21 million, or 11.5 percent margin, in the prior year quarter.

Dividend Declared
Kennametal announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on May 26, 2026 to shareholders of record as of the close of business on May 12, 2026.

Conference Call and Webcast
The Company will host a conference call to discuss its third quarter fiscal 2026 results on Wednesday, May 6, 2026 at 9:30 a.m. Eastern Time. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).

This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for sales and adjusted EPS for the full year of fiscal 2026 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation, tariffs, and Russia's invasion of Ukraine and the resulting sanctions on Russia; the conflicts in the Middle East; other economic recession; our ability to achieve all anticipated benefits of restructuring initiatives; Commercial Excellence growth initiatives, Operational Excellence initiatives, our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflicts in Ukraine and the Middle East; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products, including tungsten; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 85 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,100 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2 billion in revenues in fiscal 2025. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share amounts)	2026	2025	2026	2025
Sales	$592,585	$486,399	$1,620,084	$1,450,398
Cost of goods sold	384,607	330,034	1,083,686	997,993
Gross profit	207,978	156,365	536,398	452,405
Operating expense	124,046	104,013	353,377	324,975
Restructuring and other charges, net	2,115	5,589	6,232	7,535
Amortization of intangibles	2,387	2,703	7,138	8,142
Operating income	79,430	44,060	169,651	111,753
Interest expense	6,264	6,213	18,539	18,705
Other income, net	(6,546)	(5,454)	(10,964)	(8,589)
Income before income taxes	79,712	43,301	162,076	101,637
Provision for income taxes	18,589	10,219	41,124	26,052
Net income	61,123	33,082	120,952	75,585
Less: Net income attributable to noncontrolling interests	2,894	1,600	5,540	4,052
Net income attributable to Kennametal	$58,229	$31,482	$115,412	$71,533
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.76	$0.41	$1.51	$0.92
Diluted earnings per share	$0.75	$0.41	$1.49	$0.91
Basic weighted average shares outstanding	76,264	77,037	76,195	77,614
Diluted weighted average shares outstanding	77,758	77,651	77,231	78,208

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2026	June 30, 2025
ASSETS
Cash and cash equivalents	$106,850	$140,540
Accounts receivable, net	334,429	295,401
Inventories	747,346	538,237
Other current assets	89,452	65,092
Total current assets	1,278,077	1,039,270
Property, plant and equipment, net	857,911	919,914
Goodwill and other intangible assets, net	340,231	349,935
Other assets	254,528	236,293
Total assets	$2,730,747	$2,545,412
LIABILITIES
Revolving and other lines of credit and notes payable	$16,750	$977
Accounts payable	263,068	195,929
Other current liabilities	256,251	225,423
Total current liabilities	536,069	422,329
Long-term debt	597,394	596,788
Other liabilities	198,912	201,647
Total liabilities	1,332,375	1,220,764
KENNAMETAL SHAREHOLDERS’ EQUITY	1,354,734	1,283,979
NONCONTROLLING INTERESTS	43,638	40,669
Total liabilities and equity	$2,730,747	$2,545,412

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

	Nine Months Ended March 31,
(in thousands)	2026	2025
OPERATING ACTIVITIES
Net income	$120,952	$75,585
Adjustments to reconcile to cash from operations:
Depreciation	100,441	93,279
Amortization	7,138	8,142
Stock-based compensation expense	26,015	18,329
Restructuring and other charges, net	6,232	7,535
Deferred income taxes	(2,394)	(1,917)
Gain on insurance recoveries	—	(7,500)
Other	1,976	817
Changes in certain assets and liabilities:
Accounts receivable	(42,512)	10,516
Inventories	(215,973)	(41,269)
Other current assets	(25,328)	(1,398)
Accounts payable and accrued liabilities	101,717	(14,140)
Accrued income taxes	2,723	(11,668)
Accrued pension and postretirement benefits	(840)	(5,023)
Other	(10,466)	(1,558)
Net cash flow provided by operating activities	69,681	129,730
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(53,680)	(67,506)
Disposals of property, plant and equipment	1,662	460
Proceeds from insurance recoveries	—	7,193
Other	391	(202)
Net cash flow used in investing activities	(51,627)	(60,055)
FINANCING ACTIVITIES
Net increase in notes payable	360	944
Net increase in revolving and other lines of credit	15,300	10,200
Purchase of capital stock	(10,068)	(55,081)
The effect of employee benefit and stock plans and dividend reinvestment	(7,954)	(6,570)
Cash dividends paid to Shareholders	(45,605)	(46,604)
Other	(2,181)	(915)
Net cash flow used in financing activities	(50,148)	(98,026)
Effect of exchange rate changes on cash and cash equivalents	(1,596)	(2,153)
CASH AND CASH EQUIVALENTS
Net decrease in cash and cash equivalents	(33,690)	(30,504)
Cash and cash equivalents, beginning of period	140,540	127,971
Cash and cash equivalents, end of period	$106,850	$97,467

SEGMENT DATA (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands)	2026	2025	2026	2025
Sales:
Metal Cutting	$357,907	$304,349	$999,591	$899,035
Infrastructure	234,678	182,050	620,493	551,363
Total sales	$592,585	$486,399	$1,620,084	$1,450,398
Sales By Geographic Region:
Americas	$298,272	$240,361	$811,035	$713,341
EMEA	173,991	151,262	483,553	442,689
Asia Pacific	120,322	94,776	325,496	294,368
Total sales	$592,585	$486,399	$1,620,084	$1,450,398
Operating income:
Metal Cutting	$38,125	$24,900	$89,447	$65,308
Infrastructure	42,471	19,423	82,512	47,770
Corporate (1)	(1,166)	(263)	(2,308)	(1,325)
Total operating income	$79,430	$44,060	$169,651	$111,753
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended March 31, 2026 include restructuring and related charges and differences in projected annual tax rates. Adjustments for the three months ended March 31, 2025 include restructuring and related charges and differences in projected annual tax rates. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the full fiscal year of 2026 have not been provided, including but not limited to, adjusted EPS. The most comparable GAAP financial measure is diluted EPS. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED MARCH 31, 2026 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$592,585	$79,430	$58,229	$0.75
Reported operating margin		13.4%
Restructuring and related charges	—	2,391	1,976	0.02
Differences in projected annual tax rates	—	—	30	—
Adjusted results	$592,585	$81,821	$60,235	$0.77
Adjusted operating margin		13.8%
(2) Attributable to Kennametal.

THREE MONTHS ENDED MARCH 31, 2026 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$357,907	$38,125	$234,678	$42,471
Reported operating margin		10.7%		18.1%
Restructuring and related charges	—	1,948	—	443
Adjusted results	$357,907	$40,073	$234,678	$42,914
Adjusted operating margin		11.2%		18.3%

THREE MONTHS ENDED MARCH 31, 2025 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$486,399	$44,060	$31,482	$0.41
Reported operating margin		9.1%
Restructuring and related charges	—	5,840	4,709	0.06
Differences in projected annual tax rates	—	—	146	—
Adjusted results	$486,399	$49,900	$36,337	$0.47
Adjusted operating margin		10.3%
(2) Attributable to Kennametal.

THREE MONTHS ENDED MARCH 31, 2025 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$304,349	$24,900	$182,050	$19,423
Reported operating margin		8.2%		10.7%
Restructuring and related charges	—	4,320	—	1,520
Adjusted results	$304,349	$29,220	$182,050	$20,943
Adjusted operating margin		9.6%		11.5%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Nine Months Ended March 31,
(in thousands)	2026	2025
Net cash flow provided by operating activities	$69,681	$129,730
Purchases of property, plant and equipment	(53,680)	(67,506)
Disposals of property, plant and equipment	1,662	460
Free operating cash flow	$17,663	$62,684

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (UNAUDITED)
Three Months Ended March 31, 2026	Metal Cutting	Infrastructure	Total
Organic sales growth	12%	30%	19%
Foreign currency exchange effect (3)	6	4	5
Business days effect (4)	—	—	—
Divestiture effect (5)	—	(5)	(2)
Sales growth	18%	29%	22%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.
(5) Divestiture effect is calculated by dividing prior period sales attributable to divested businesses by prior period sales.